Exhibit 99.1
FOR IMMEDIATE RELEASE
June 29, 2010
REHABCARE ESTIMATES IMPACT OF
PROPOSED MEDICARE PART B THERAPY RATE REDUCTION
ST. LOUIS, MO, June 29, 2010, RehabCare Group, Inc. (NYSE: RHB) has responded to changes to the Medicare Part B therapy services included in the proposed Medicare Physician Fee Schedule rule, which was released by the Centers for Medicare and Medicaid Services (CMS) on June 25 and could go into effect Jan. 1, 2011. The proposed rule calls for a 50% reduction in reimbursement of practice expenses for secondary procedures when multiple therapy services are provided in the same day. This would result in an approximate 10% rate reduction (net of a 2.2% rate increase to the physician fee schedule) for Part B therapy services in calendar year 2011.
     John H. Short, Ph.D., RehabCare President and Chief Executive Officer, commented, “These proposed changes took us and seemingly everyone else in the industry by surprise. Successful implementation of healthcare reform requires a transparent, deliberative and collaborative process. In their proposed rule, CMS has elected not to follow this process resulting in a policy that is insufficient to cover the cost of care We will be providing comments to CMS that challenge this rate of reduction.”
     Dr. Short said an internal analysis has corroborated recent analyst reports that estimate a $17 to $18 million annual impact on operating earnings in the Company’s Skilled Nursing Rehabilitation Services (SRS) division, if the proposed rule is implemented without changes or mitigations. The SRS division provides contract therapy services in skilled nursing facilities and derives approximately one-third of its revenues from Medicare Part B. He added that the impact on other divisions is not expected to be material.
     “As we have done with every regulatory challenge, we will retool our operations, apply our advanced technology and prepare our clinicians to mitigate the operational impact of these changes without compromising our quality of care. Similar to our mitigation strategy for concurrent therapy changes that go into effect Oct. 1, 2010, this proposal will require us to utilize more group therapy and investigate modality options that can supplement individual therapy when clinically appropriate, to rely on our automated clinical care pathways to track Part B costs and to moderate labor costs,” said Dr. Short. “We will provide a further update on these proposed changes and our strategies to offset them at our second quarter earnings conference call on Aug. 4, 2010.”
     Established in 1982, RehabCare (www.rehabcare.com), a St. Louis-based company, is a leading national provider of post-acute services, managing rehabilitation programs in partnership with over 1,270 hospitals and skilled nursing facilities in 41 states and owning and operating 35 long-term acute care and rehabilitation hospitals. RehabCare is included in the Russell 2000 and Standard and Poor’s Small Cap 600 Indices.
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REHABCARE RESPONDS TO PROPOSED RULE	Page 2
     This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent report on Form 10-K, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. Do not rely on forward-looking statements as the Company cannot predict or control many factors that affect its ability to achieve the results estimated. The Company makes no promise to update any forward-looking statements because of changes in underlying factors, new information, future events or otherwise.
CONTACT: RehabCare Group, Inc.
Financial: Jay Shreiner
Chief Financial Officer
(314) 659-2189
Press: Donna Lee, Office of the CEO
(314) 863-7422
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